UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 2009

P & F INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-5332	22-1657413
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification Number)

445 Broadhollow Road, Suite 100, Melville, New York 11747

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (631) 694-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On November 3, 2009, P & F Industries, Inc. (the “Registrant”), and its subsidiaries, Florida Pneumatic Manufacturing Corporation (“Florida Pneumatic”), Embassy Industries, Inc. (“Embassy”), Green Manufacturing, Inc. (“Green”), Countrywide Hardware, Inc. (“Countrywide”), Nationwide Industries, Inc. (“Nationwide”), Woodmark International, L.P. (“Woodmark”), Pacific Stair Products, Inc. (“Pacific”), WILP Holdings, Inc. (“WILP”), Continental Tool Group, Inc. (“Continental”) and Hy-Tech Machine, Inc. (“Hy-Tech”, and collectively with the Registrant, Florida Pneumatic, Embassy, Green, Countrywide, Nationwide, Woodmark, Pacific, WILP and Continental, the “Co-Borrowers”), Citibank, N.A. and HSBC Bank USA, National Association (collectively, the “Lenders”) and Citibank, N.A., as Administrative Agent for the Lenders, executed and delivered a letter agreement dated November 2, 2009 (the “Agreement”) relating to the secured Credit Agreement, dated as of June 30, 2004, by and among the Co-Borrowers, the Lenders and the Administrative Agent, as previously amended (the “Credit Agreement”).  The Agreement reduces the amount of revolving credit loans available under the Credit Agreement from $19.4 million to $17.5 million.  Additionally, the Co-Borrowers agreed to release the Lenders and the Administrative Agent from all claims they may have relating to the Credit Agreement against such parties and certain related persons as of the date of the Agreement.  The Agreement also confirms that the Co-Borrowers are not in compliance with certain financial covenants contained in the Credit Agreement, and such non-compliance has not been waived by the Lenders or the Administrative Agent.  In the Agreement, the Lenders and Administrative Agent reserved all of their respective rights and remedies from any Defaults or Events of Default (as such terms are defined in the Credit Agreement).

The Registrant is working with the Lenders and the Administrative Agent to convert the Credit Agreement to an “asset-based” loan facility; however, there can be no assurance that the Registrant will be successful in such negotiation and documentation, that such facility will be on terms favorable to the Registrant or that the Lenders and the Administrative Agent will not accelerate the existing facility.

The foregoing summary of the Letter Agreement is qualified in its entirety by the terms and provisions of the Letter Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The Registrant’s WM Coffman subsidiary (“WMC”) received a letter dated September 1, 2009 (the “PNC Letter”) from PNC Bank, National Association (“PNC”) relating to the secured Revolving Credit, Term Loan and Security Agreement, dated as of June 8, 2009 (the “PNC Loan Agreement”), among WMC, the Lenders (as defined in the Loan Agreement) and PNC Bank, as agent for Lenders. In the PNC Letter, PNC provided notice to WMC that WMC was not in compliance with a financial covenant relating to minimum EBITDA thresholds for the month ended July 31, 2009, and that while PNC chose at such time not to exercise any of its rights and remedies provided under the PNC Credit Agreement, it reserved its rights to do so in the future at any time.  Further, WMC is out of compliance with such covenant for August 2009 and September 2009.  WMC has had discussions with PNC and is attempting to obtain a waiver of non-compliance with such covenants or entering into an amendment to the PNC Loan Agreement that would adjust such covenants; however, there can be no assurance that the WMC will be successful in entering into such an amendment, that any such amendment will be on terms favorable to WMC, or that PNC will not accelerate the facility.

Countrywide is a party to a loan agreement dated May 24, 2002, as amended (the “Countrywide Loan Agreement”), as evidenced by a promissory note with an original principal amount of 2,024,000, from Countrywide in favor of Wachovia Bank, National Association (“Wachovia”), dated May 24, 2002 (the “Countrywide Note”).  The Countrywide Note is secured by a mortgage with respect to the real property owned by Countrywide and utilized by Nationwide.  Countrywide did not make the final “balloon” payment that was due on September 21, 2009, and currently owes Wachovia approximately $1,094,000 under the Countrywide Note.  As a result of the non-payment, cross-default provisions set forth in the loan agreement between Florida Pneumatic and Wachovia, dated January 23, 1999, as amended (the “Florida Pneumatic Loan Agreement”), as evidenced by a promissory note in the original principal amount of $1,800,000 dated February 26, 1999 from Florida Pneumatic in favor of Wachovia (the “Florida Pneumatic Note”), secured by a mortgage with respect to the real property owned and utilized by Florida Pneumatic were triggered.  Absent any acceleration as a result of the cross default, regular payments under this the Florida Pneumatic Loan Agreement would be scheduled to continue until February 26, 2014, and Florida Pneumatic intends to continue to make such payments.  As of the date hereof, approximately $744,000 is due to Wachovia under the Florida Pneumatic Note.

None of the banks referred to above have indicated that they are not willing to work towards a satisfactory resolution that is mutually acceptable.

Item 2.04.                                  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

To the extent applicable to this Item, the information set forth under Item 1.01 is hereby incorporated by reference hereto.

Item 8.01.                                  Other Events.

To the extent applicable to this Item, the information set forth under Item 1.01 is hereby incorporated by reference hereto.

Item 9.01.                                  Financial Statements and Exhibits.

(d)     Exhibits:

10.1

Letter Agreement, dated November 2, 2009, by and among P & F Industries, Inc., Florida Pneumatic Manufacturing Corporation, Embassy Industries, Inc., Green Manufacturing, Inc., Countrywide Hardware, Inc., Nationwide Industries, Inc., Woodmark International, L.P., Pacific Stair Products, Inc., WILP Holdings, Inc., Continental Tool Group, Inc. and Hy-Tech Machine, Inc. as Co-Borrowers, Citibank, N.A. and HSBC Bank USA, National Association as Lenders, and Citibank, N.A., as Administrative Agent for the Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P & F INDUSTRIES, INC.

Date: November 9, 2009

	By:	/s/ Joseph A. Molino, Jr.
Joseph A. Molino, Jr.
Vice President,
Chief Operating Officer and
Chief Financial Officer